Exhibit 99.1

[ONEOK Logo]	News

November 1, 2004	Analyst Contact: Weldon Watson
918-588-7158

ONEOK reports strong third quarter earnings;

Increases 2004 guidance

Tulsa, Okla.—ONEOK, Inc. (NYSE:OKE) today announced net income for the third quarter of 2004 of $20.8 million, or 19 cents per diluted share of common stock, which exceeded analysts’ expectations and was significantly above last year’s third quarter earnings of $4.6 million, or 1 cent per diluted share of common stock. The First Call average of analysts’ estimates was 18 cents per share.

For the nine months ended September 30, 2004, net income was $143.8 million, or $1.38 per diluted share of common stock, compared with $49.6 million, or 57 cents per diluted share of common stock, for 2003.

ONEOK’s chairman, president and chief executive officer, David Kyle, said, “Our third quarter earnings reflect the continued success of our business strategy. The strongest results came from gathering and processing where we benefited from wider processing spreads and our contract restructuring efforts which have positioned us to benefit from higher commodity prices. Additionally, we have experienced a positive impact from our 2003 acquisition of producing properties in Texas.

“These increases and other changes during the quarter have resulted in an increase in our 2004 earnings guidance to a range of $2.25 to $2.31 per diluted share of common stock.”

Kyle added, “We are continuing to move forward with our acquisition of the 82.5 percent general partner interest in Northern Border Partners and we expect to close in the fourth quarter. We are very excited about the prospects of owning this general partnership interest in one of the nation’s premier pipeline master limited partnerships. This transaction compliments our strategy and provides a competitive financial structure for future acquisition opportunities.”

3rd quarter results included:

•	Operating income of $59.5 million, compared with $31.8 million one year ago;

•	The impact of rate relief for our distribution companies in Kansas and Oklahoma; and

•	The impact of a favorable pricing environment for natural gas processing and production.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

Year to date results included:

•	Operating income of $308.2 million, compared with $326.3 million one year ago; and

•	Cash flow from operations, before changes in working capital, of $368.7 million, which exceeded capital expenditures of $192.3 million and dividends of $63.4 million by $113.0 million.

The following table shows the components of net income for the year to date. All numbers are net of tax:

	Nine Months Ended September 30,
	2004		2003
(Net Income in Millions of Dollars)	Net Income	EPS	Net Income	EPS
Income from continuing operations	$143.8	$1.38	$152.8	$1.49
Income from operations of a discontinued component	—	—	2.3	0.02
Gain on sale of discontinued component	—	—	38.4	0.34
Cumulative effect of rescission of EITF 98-10	—	—	(141.8)	(1.26)
Cumulative effect adoption of FAS 143	—	—	(2.1)	(0.02)

Net Income	$143.8	$1.38	$49.6	$0.57

ONEOK business outlook

We have increased our earnings guidance for 2004 to a range of $2.25 to $2.31 per diluted share of common stock from $2.18 to $2.24 per diluted share of common stock. This increase is a result of the impact of continued strength in natural gas prices, natural gas liquids prices and keep-whole spreads on the gathering and processing segment. In addition, we reaffirm our 2005 earnings guidance in the range of $2.22 to $2.28 per diluted share of common stock, which, as previously disclosed, does not include earnings from trading opportunities which have been included in the 2004 reported results.

A summary of the revised earnings guidance is attached.

2004 business segment results

Production

Operating income from production increased to $10.9 million for the third quarter of 2004, compared with $3.5 million in 2003. The increase was primarily the result of the acquisition of the Texas producing properties in December 2003. The acquired properties produced 2.1 Bcf of natural gas and 28,600 barrels of oil during the third quarter of 2004. Operating income also benefited from a realized natural gas price of $5.17 per Mcf in 2004 compared with $4.65 per Mcf in 2003.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

For the remainder of 2004, we have hedged approximately 95 percent of our anticipated natural gas production at an average net price at the wellhead of $5.50 per Mcf and 100 percent of our anticipated oil production at a fixed NYMEX price of $30.35 per barrel.

For 2005, we are approximately 63 percent hedged on our expected natural gas production. We have hedges on 19 MMcf per day of our 2005 natural gas production at a net wellhead price of $5.69 per Mcf. We have also hedged an additional 9.8 MMcf per day of our first quarter 2005 natural gas production at a net wellhead price of $6.12 per Mcf and 9.8 MMcf per day of natural gas production for the remaining three quarters of 2005 at a net wellhead price of $6.22 per Mcf. Also for 2005, we have hedged 15,000 barrels per month or 49 percent of our anticipated oil production at a fixed NYMEX price of $39.75 per barrel.

Year to date operating income for this business segment increased to $34.8 million in 2004 from $12.3 million for the same period in 2003, primarily due to the acquisition of the Texas properties.

The production segment owns, develops and produces natural gas and oil reserves in Oklahoma and Texas. This segment focuses on acquisition and development of reserves, rather than exploratory drilling.

Gathering and Processing

Operating income from our gathering and processing operations increased to $41.3 million for the third quarter of 2004, compared with $17.5 million for 2003 because of:

•	Favorable commodity pricing for natural gas and natural gas liquids on our percentage of proceeds contracts, which represent 33 percent of our contract mix on a volumetric basis;

•	Our processing spreads for keep-whole contracts, which represent 24 percent of our contract mix on a volumetric basis, were $3.07 per MMBtu for the third quarter of 2004 compared with $1.43 per MMBtu for the same period in 2003; and

•	Improved margins resulting from the segment’s ongoing strategy of restructuring unprofitable gas purchase, gathering and processing contracts.

Currently, we have hedged approximately 66 percent of our anticipated company-owned condensate sales at an average NYMEX price of $39.40 per barrel and pre-sold approximately 57 percent of our anticipated company-owned NGLs at a weighted average price of $0.61 per gallon for the remainder of 2004. In addition, we have hedged approximately 67 percent of our anticipated keep-whole volumes at an average gross processing spread of $3.44 per MMBtu for the remainder of 2004.

For 2005, we have hedged approximately 50 percent of our anticipated company-owned condensate sales at an average NYMEX price of $44.59 per barrel and pre-sold approximately 34 percent of our anticipated company-owned NGLs at a weighted average price of $0.74 per gallon. We have also hedged approximately 52 percent of our anticipated 2005 natural gas sales at a weighted average price of $6.66 per MMBtu.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

Operating income for this business segment for the year to date was $89.1 million compared with $41.1 million for the same period in 2003.

The gathering and processing segment is engaged in the gathering, processing and marketing of natural gas and the fractionation, storage and marketing of natural gas liquids. The segment currently has approximately 1.8 Bcf/d of processing capacity and approximately 13,800 miles of gathering pipelines that supply our gas processing plants.

Transportation and Storage

Operating income from our transportation and storage operations was $11.8 million for the third quarter of 2004, compared with $10.8 million for the same period in 2003. The differences between the periods were:

•	Lower volumes transported due to decreased irrigation and power plant demand; and

•	Decreased costs of fuel and gas, primarily related to the lower transport volumes, which reduced expense.

Year to date operating income for this business segment was $36.4 million compared with $37.3 million for the same period in 2003.

The transportation and storage segment owns and operates intrastate pipelines and natural gas transmission pipelines, natural gas storage and gas gathering facilities in Oklahoma, Kansas and Texas. Our facilities have a combined working storage capacity of approximately 51.6 Bcf and approximately 5,500 miles of transportation pipeline with a maximum throughput of 2.9 Bcf/d.

Distribution

Operating income from our distribution operations was a loss of $17.6 million for the third quarter of 2004, compared with a loss of $6 million for the same period in 2003. The decrease was primarily due to the combination of the following:

•	Increased labor and employee benefit costs of $9.7 million;

•	Elimination of the WeatherProof Bill program in Kansas which reduced operating income by $7.1 million and offset the remainder of the benefit seen in the first quarter; and

•	Increased margin of $7.1 million due to the rate relief in Kansas and Oklahoma, partially offset by increased amortization expense of $1.1 million related to the rate orders.

Year to date operating income for this business segment was $65.4 million compared with $69.5 million for the same period in 2003.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

The distribution segment includes Oklahoma Natural Gas Company, Kansas Gas Service Company and Texas Gas Service Company. The companies are the largest natural gas distributors in Kansas and Oklahoma and the third largest in Texas. Overall, the companies serve almost 2 million customers.

Energy Services

Operating income from our energy services operations was $11 million for the third quarter of 2004, compared with $6.3 million for the same period in 2003. At the beginning of the third quarter of 2004, we completed a reorganization of our Energy Services segment and renewed our focus on our physical marketing and storage business. We separated management and operations of our physical marketing, retail marketing and trading activities and began accounting separately for the different types of revenue and margins earned from these activities. Concurrent with this reorganization, we evaluated the accounting treatment related to the presentation of revenues from the different types of activities and determined that revenues from non-trading activities should be reported on a gross basis. As a result, we are reporting the realized revenues and purchase costs of our non-trading activities on a gross basis beginning in the third quarter. No prior periods have been adjusted for this change. Reporting of these transactions on a gross basis did not impact operating income, but resulted in an increase to revenues and cost of sales and fuel.

The net margin from energy services for the three months ended September 30, 2004, was derived from the following three sources:

Three Months Ended September 30, 2004
(Thousands of Dollars)
Marketing and storage	$29,906
Trading	18,589
Retail marketing	3,051
Transportation and storage costs	(31,944)

$19,602

The increase in operating income for the third quarter of 2004 compared with the same period in 2003 is due to a combination of the following:

•	Increase in the mark to market value of our derivative contracts subject to fair value accounting due to increased natural gas volatility; and
•	Reduced demand for electric generation.

Year to date operating income was $79.3 million compared with $163.8 million for the same period in 2003.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

Natural gas in storage at September 30, 2004 was 79.1 Bcf, or 86.8 percent of capacity, compared with 71.1 Bcf, or 88.4 percent of capacity, at September 30, 2003.

The energy services segment purchases, stores, transports and markets natural gas to both the wholesale and retail sectors in most states. Leased storage and transport capacity provide direct access to all regions of the country and flexibility in capturing volatility in the energy markets. The segment also trades natural gas and power on a smaller scale.

Other Third Quarter Events

•	The Board of Directors voted to increase our quarterly common stock dividend to 25 cents per share of common stock.
•	The remaining litigation related to our Yaggy storage facility was completed with a $5 million verdict for actual damages, which is covered by insurance. There is one other case on appeal.
•	We signed a $1 billion, five-year credit agreement which expires on September 16, 2009.
•	Moody’s Investor Services changed our outlook from negative to stable.

Earnings Conference Call

The ONEOK third quarter conference call will be held at 11 a.m. Eastern time (10 a.m. Central time) on November 2, 2004. Those who wish may join the call on the ONEOK Web site at www.oneok.com or call 1-888-675-7686, pass code 559589. A recording of the call will be available on our website for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 1-866-219-1444, pass code 559589.

ONEOK, Inc. is a diversified energy company involved primarily in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent areas of the United States. The company’s energy services operation provides service to customers in most states. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, operating as Kansas Gas Service, Oklahoma Natural Gas and Texas Gas Service, serving almost 2 million customers.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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Some of the statements contained in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The forward-looking statements relate to: anticipated financial performance, management’s plans and objectives for future operations, expectations relating to pending or possible acquisitions and dispositions, expectations as to the dividend level on our common stock, business prospects, outcome of regulatory proceedings, market conditions, and other matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements in certain circumstances. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the information concerning possible or assumed future results of our operations and other statements contained in this press release identified by words such as “anticipate,” “estimate,” “expect,” “intend,” “believe,” “projection” or “goal.”

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	risks associated with any reduction in our credit ratings;
•	the effects of weather and other natural phenomena on sales and prices;
•	competition from other energy suppliers as well as alternative forms of energy;
•	the capital intensive nature of our business;
•	further deregulation of the natural gas business;
•	competitive changes in the natural gas gathering, transportation and storage business resulting from deregulation of the natural gas business;
•	the profitability of assets or businesses acquired by us;
•	risks of marketing, trading and hedging activities as a result of changes in energy prices or the financial condition of our counterparties;
•	economic climate and growth in the geographic areas in which we do business;
•	the uncertainty of estimates, including accruals, cost of environmental remediation and gas and oil reserves;
•	the timing and extent of changes in commodity prices for natural gas, natural gas liquids, electricity and crude oil;
•	the effects of changes in governmental policies and regulatory actions, including with respect to income taxes, environmental compliance, authorized rates or recovery of gas costs;
•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East or elsewhere;
•	the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;
•	risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;
•	the results of administrative proceedings and litigation involving the Oklahoma Corporation Commission, Kansas Corporation Commission, Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission;
•	our ability to access capital at competitive rates or on terms acceptable to us;
•	the risk of a significant slowdown in growth or decline in the U.S. economy, the risk of delay in growth or recovery in the U.S. economy or the risk of increased cost for insurance premiums, security and other items as a consequence of terrorist attacks or the threat of terrorist attacks;
•	risks associated with the adequate supply of natural gas to our gathering and processing facilities, including from production declines, which outpace new drilling;
•	risks inherent in the implementation of new software, such as our customer service system, and the impact on the timeliness of information for financial reporting;
•	the risk that material weaknesses or significant deficiencies in internal control over financial reporting could emerge or that minor problems could become significant;
•	the impact of the outcome of pending and future litigation; and
•	the other factors listed in the reports we have filed and may file with the Securities and Exchange Commission, which are incorporated by reference.

Other factors and assumptions not identified above were also involved in the making of the forward-looking statements. The failure of those assumptions to be realized, as well as other factors, may also cause actual results to differ materially from those projected. We have no obligation and make no undertaking to update publicly or revise any forward-looking information.

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended September 30,		Nine Months Ended September 30,
(Unaudited)	2004	2003	2004	2003
	(Thousands of dollars, except per share amounts)
Revenues
Operating revenues, excluding energy trading revenues	$1,709,351	$557,093	$3,282,893	$1,966,030
Energy trading revenues, net	17,411	11,177	106,583	183,938

Total Revenues	1,726,762	568,270	3,389,476	2,149,968

Cost of sales and fuel	1,480,662	373,888	2,520,565	1,320,198

Net Margin	246,100	194,382	868,911	829,770

Operating Expenses
Operations and maintenance	124,000	106,433	368,022	332,996
Depreciation, depletion, and amortization	47,307	40,105	140,273	120,241
General taxes	15,290	16,024	52,399	50,267

Total Operating Expenses	186,597	162,562	560,694	503,504

Operating Income	59,503	31,820	308,217	326,266

Other income	1,632	1,252	11,101	4,157
Other expense	1,338	472	9,811	1,590
Interest expense	25,248	24,972	73,885	78,518

Income before Income Taxes	34,549	7,628	235,622	250,315

Income taxes	13,710	3,033	91,841	97,565

Income from Continuing Operations	20,839	4,595	143,781	152,750
Discontinued operations, net of taxes:
Income from operations of discontinued component	—	—	—	2,342
Gain on sale of discontinued component	—	—	—	38,369
Cumulative effect of changes in accounting principle, net of tax	—	—	—	(143,885)

Net Income	20,839	4,595	143,781	49,576
Preferred stock dividends	—	4,000	—	24,211

Income Available for Common Stock	$20,839	$595	$143,781	$25,365

Earnings Per Share of Common Stock
Basic:
Earnings per share from continuing operations	$0.20	$0.01	$1.42	$1.64
Earnings per share from operations of discontinued component	—	—	—	0.02
Earnings per share from gain on sale of discontinued component	—	—	—	0.34
Earnings per share from cumulative effect of changes in accounting principle	—	—	—	(1.28)

Net earnings per share, basic	$0.20	$0.01	$1.42	$0.72

Diluted:
Earnings per share from continuing operations	$0.19	$0.01	$1.38	$1.49
Earnings per share from operations of discontinued component	—	—	—	0.02
Earnings per share from gain on sale of discontinued component	—	—	—	0.34
Earnings per share from cumulative effect of changes in accounting principle	—	—	—	(1.28)

Net earnings per share, diluted	$0.19	$0.01	$1.38	$0.57

Average Shares of Common Stock (Thousands)
Basic	102,914	77,865	101,530	78,650
Diluted	106,942	78,701	104,080	97,385

Dividends Declared per share of Common Stock	$0.25	$0.18	$0.88	$0.52

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2004	December 31, 2003
	(Thousands of dollars)
Assets
Current Assets
Cash and cash equivalents	$17,759	$12,172
Trade accounts and notes receivable, net	696,907	970,141
Materials and supplies	20,585	18,962
Gas in storage	636,229	500,439
Assets from price risk management activities	469,312	233,013
Deposits	19,963	42,424
Deferred income taxes	22,408	—
Other current assets	59,418	46,184

Total Current Assets	1,942,581	1,823,335

Property, Plant and Equipment
Production	442,667	404,254
Gathering and Processing	1,055,075	1,036,080
Transportation and Storage	700,781	699,676
Distribution	2,888,524	2,813,800
Energy Services	127,687	126,315
Other	133,002	99,549

Total Property, Plant and Equipment	5,347,736	5,179,674
Accumulated depreciation, depletion, and amortization	1,586,456	1,487,848

Net Property, Plant and Equipment	3,761,280	3,691,826

Deferred Charges and Other Assets
Regulatory assets, net	201,576	213,915
Goodwill	225,363	225,615
Assets from price risk management activities	83,103	67,294
Prepaid pensions	126,974	120,618
Investments and other	83,459	69,283

Total Deferred Charges and Other Assets	720,475	696,725

Total Assets	$6,424,336	$6,211,886

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

(Unaudited)	September 30, 2004	December 31, 2003
Liabilities and Shareholders’ Equity	(Thousands of dollars)
Current Liabilities
Current maturities of long-term debt	$341,334	$6,334
Notes payable	298,000	600,000
Accounts payable	775,078	813,895
Dividends payable	25,840	—
Accrued taxes	24,155	102,637
Accrued interest	28,671	32,999
Customers' deposits	36,970	34,692
Unrecovered purchased gas costs	68,535	51,378
Liabilities from price risk management activities	610,122	246,474
Deferred income taxes	—	6,194
Other	112,341	130,174

Total Current Liabilities	2,321,046	2,024,777

Long-term Debt, excluding current maturities	1,549,232	1,878,264
Deferred Credits and Other Liabilities
Deferred income taxes	614,292	559,356
Liabilities from price risk management activities	121,179	66,956
Lease obligation	90,186	100,292
Other deferred credits	329,013	340,849

Total Deferred Credits and Other Liabilities	1,154,670	1,067,453

Total Liabilities	5,024,948	4,970,494

Commitments and Contingencies
Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 106,396,240 shares and outstanding 103,359,074 shares at September 30, 2004; issued 98,194,674 shares and outstanding 95,194,666 shares at December 31, 2003	1,064	982
Paid in capital	996,855	815,870
Unearned compensation	(2,007)	(3,422)
Accumulated other comprehensive loss	(96,183)	(17,626)
Retained earnings	550,858	495,971
Treasury stock at cost: 3,037,166 shares at September 30, 2004 and 3,000,008 shares at December 31, 2003	(51,199)	(50,383)

Total Shareholders’ Equity	1,399,388	1,241,392

Total Liabilities and Shareholders’ Equity	$6,424,336	$6,211,886

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ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine Months Ended September 30,
(Unaudited)	2004	2003
Operating Activities	(Thousands of dollars)
Income from continuing operations	$143,781	$152,750
Depreciation, depletion, and amortization	140,273	120,241
Gain on sale of assets	(9,345)	(289)
Income from equity investments	(802)	(1,141)
Deferred income taxes	77,906	93,451
Stock based compensation expense	6,695	3,588
Allowance for doubtful accounts	10,238	10,313
Changes in assets and liabilities (net of acquisition effects):
Accounts and notes receivable	262,659	215,271
Inventories	(137,771)	(441,143)
Unrecovered purchased gas costs	17,157	15,765
Deposits	22,461	(7,965)
Regulatory assets	(6,921)	(2,848)
Accounts payable and accrued liabilities	(123,583)	(51,445)
Price risk management assets and liabilities	(33,780)	5,468
Other assets and liabilities	(82,730)	14,674

Cash Provided by Continuing Operations	286,238	126,690
Cash Provided by Discontinued Operations	—	8,285

Cash Provided by Operating Activities	286,238	134,975

Investing Activities
Changes in other investments, net	1,372	1,167
Acquisitions	—	(436,630)
Capital expenditures	(192,335)	(150,685)
Proceeds from sale of property	17,249	—
Other investing activities	(2,990)	(2,733)

Cash Used in Continuing Operations	(176,704)	(588,881)
Cash Provided by Discontinued Operations	—	280,669

Cash Used in Investing Activities	(176,704)	(308,212)

Financing Activities
Payments of notes payable, net	(302,000)	(98,500)
Change in bank overdraft	4,262	253
Issuance of debt	—	404,964
Termination of interest rate swaps	82,915	—
Payment of debt issuance costs	—	(2,564)
Payment of debt	(1,041)	(15,792)
Purchase of Series A Convertible Preferred Stock	—	(300,000)
Purchase of common stock	—	(50,000)
Issuance of common stock	176,107	218,521
Issuance (receipt) of treasury stock, net	(816)	7,358
Dividends paid	(63,374)	(52,410)

Cash Provided by (Used in) Financing Activities	(103,947)	111,830

Change in Cash and Cash Equivalents	5,587	(61,407)
Cash and Cash Equivalents at Beginning of Period	12,172	73,522

Cash and Cash Equivalents at End of Period	$17,759	$12,115

-more-

ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc.

INFORMATION AT A GLANCE

	Three Months Ended September 30,				Nine Months Ended September 30,
	2004		2003		2004	2003
	(Millions of dollars)
Production
Net Margin	$24.8		$9.8		$75.3	$32.2
Depreciation, depletion, and amortization	$6.6		$2.8		$19.2	$8.8
Operating Income	$10.9		$3.5		$34.8	$12.3
Proved reserves (a)
Gas (MMcf)	(b	)	(b	)	204,793	62,759
Oil (MBbls)	(b	)	(b	)	3,620	2,140
Production
Gas (MMcf)	4,036		1,709		12,339	5,282
Oil (MBbls)	89		67		258	202
Average realized price (c)
Gas ($/Mcf)	$5.17		$4.65		$5.19	$4.88
Oil ($/Bbls)	$29.80		$26.84		$29.16	$27.68
Capital expenditures	$17.2		$6.1		$37.6	$12.9

Gathering and Processing
Net Margin	$84.4		$53.5		$207.4	$152.1
Depreciation, depletion, and amortization	$8.3		$7.4		$24.5	$21.9
Operating Income	$41.3		$17.5		$89.1	$41.1
Total gas gathered (MMMBtu/d)	1,099		1,162		1,106	1,178
Total gas processed (MMMBtu/d)	1,175		1,201		1,162	1,215
Natural gas liquids sales (MBbls/d)	108		112		107	113
Natural gas liquids produced (MBbls/d)	64		62		61	58
Gas sales (MMMBtu/d)	330		340		325	339
Capital expenditures	$8.5		$4.2		$18.5	$12.2
Conway OPIS composite NGL Price ($/gal) (based on our NGL product mix)	$0.76		$0.57		$0.68	$0.58
Average NYMEX crude oil price ($/Bbl)	$42.28		$30.65		$38.41	$31.30
Average natural gas price ($/MMBtu) (mid-continent region)	$5.43		$4.80		$5.38	$5.30

Transportation and Storage
Net Margin	$28.4		$26.8		$85.4	$84.0
Depreciation, depletion, and amortization	$4.4		$4.2		$12.9	$12.5
Operating Income	$11.8		$10.8		$36.4	$37.3
Volumes transported (MMcf)	92,409		101,025		314,156	341,143
Capital expenditures	$3.7		$5.6		$7.7	$10.4
Average natural gas price ($/MMBtu) (mid-continent region)	$5.43		$4.80		$5.38	$5.30

-more-

ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

Distribution
Net Margin	$88.6	$89.5	$395.6	$367.8
Depreciation, depletion, and amortization	$26.5	$24.0	$78.7	$71.6
Operating Income	$(17.6)	$(6.0)	$65.4	$69.5
Average number of customers	1,991,117	1,970,074	2,006,276	1,989,907
Capital expenditures	$43.7	$47.9	$106.3	$107.0
Natural gas volumes (MMcf)
Gas Sales	24,333	22,123	142,856	145,137
Transportation	55,492	54,125	177,066	166,772

Energy Services
Net Margin	$19.6	$14.5	$109.2	$191.4
Depreciation, depletion, and amortization	$1.4	$1.4	$4.2	$4.3
Operating Income	$11.0	$6.3	$79.3	$163.8
Natural gas marketed (MMcf)	240,462	220,622	775,618	754,769
Electricity marketed (MMwh)	1,661	561	3,412	1,304
Physically settled volumes (MMcf)	507,965	469,958	1,558,578	1,519,694
Capital expenditures	$0.6	$0.1	$1.4	$0.5

Discontinued Component
Net Margin	$—	$—	$—	$7.7
Depreciation, depletion, and amortization	$—	$—	$—	$1.9
Operating Income	$—	$—	$—	$3.8
Production
Gas (MMcf)	—	—	—	1,472
Oil (MBbls)	—	—	—	53
Average realized price
Gas ($/Mcf)	$—	$—	$—	$4.10
Oil ($/Bbls)	$—	$—	$—	$32.28

(a)	Proved reserves include provided undeveloped reserves which are attributed to locations directly offsetting (adjacent to) existing production.
(b)	Reserves are disclosed at a point in time, therefore reserves are only shown once as of September 30, 2004 and 2003.
(c)	Average realized price reflects the impact of hedging activities.

-more-

ONEOK reports strong third quarter earnings;

Increases 2004 guidance

November 1, 2004

ONEOK, Inc. and Subsidiaries

EARNINGS GUIDANCE

(In Millions, except per share data)	Previous 2004 Guidance	Revised 2004 Guidance
Operating Income
Production	$49	$48
Gathering and Processing	99	130
Transportation and Storage	50	50
Distribution	118	117
Energy Services	155	148
Other	1	4

Operating income	472	497
Other income/expense	2	(1)
Interest	99	103
Income taxes	145	153

Net Income	$230	$240

Earnings Per Share of Common Stock—Diluted	$2.21	$2.28

Average Shares of Common Stock—Diluted
Average shares of common stock outstanding	102.2	102.2
Mandatory convertible equity units and other dilutive components	1.9	2.9

Total Average Shares of Common Stock—Diluted	104.1	105.1

Cash Flow from Operations
Cash flow from operations before changes in working capital	$522	$541
Less Dividends	87	89
Less Capital Expenditures	275	275

Surplus	$160	$177